Exhibit 99.1

Jon Gray Named President and Chief Operating Officer of Blackstone; Tony James Named Executive Vice Chairman

New York, February 13, 2018 – Blackstone (NYSE: BX) announced today that Tony James, President and Chief Operating Officer, will be handing over day-to-day management of the firm to Jon Gray, Global Head of Real Estate. Mr. James will continue in a full-time role at the firm and assume the title of Executive Vice Chairman, reporting to Stephen A. Schwarzman, Co-Founder, Chairman and Chief Executive Officer. Mr. Gray will become President and Chief Operating Officer also reporting to Mr. Schwarzman. Two long-time leaders in Blackstone’s real estate group, Ken Caplan and Kathleen McCarthy, have been named Global Co-heads of Real Estate succeeding Mr. Gray.

Said Mr. James: “I have had a wonderful 15 years at Blackstone so far and still savor every minute of it. One of my most important responsibilities is succession, and I am blessed to have a spectacular leader and investor like Jon Gray to whom I can hand the reins.”

Mr. Gray came to Blackstone in 1992 straight out of college. He started in the private equity and mergers and acquisition areas of the firm before joining the real estate group at its inception. He has led this area since 2005, helping build the world’s largest real estate business with more than $115 billion of investor capital. Blackstone Real Estate has delivered outstanding performance for investors and grown to be the industry leader in opportunistic, core plus and debt investing across the US, Europe and Asia. Real Estate has accounted for half the firm’s earnings in the last several years. Mr. Gray sits on Blackstone’s Board of Directors and Management Committee, playing a critical role in firm-wide management, strategy and decision-making.

Commenting on the appointment of Jon Gray, Mr. Schwarzman said: “I’ve learned over the last 26 years that Jon Gray has great judgment, enormous energy and unique personal charisma, which has enabled him to garner enormous respect within the global financial community. His strong values and passion for excellence are the embodiment of Blackstone’s core principles. The appointment of Jon as President and COO lays the foundation for the next generation of senior management and positions the firm well for future leadership.”

“I have spent my entire career at Blackstone and could not be more proud to be part of this firm,” said Jon Gray. “Despite our tremendous success to date, I am quite excited about the opportunity to continue to innovate for both our investors and shareholders. I look forward to working closely with Steve, Tony and our immensely talented team to help lead this growth while maintaining the highest standards of integrity and investment discipline.”

Mr. James joined Blackstone in 2002 as Vice Chairman and Chief Operating Officer and assumed the title of President in 2006 upon the retirement of co-founder Peter G. Peterson. Major initiatives led by Mr. James include the firm’s IPO, the acquisitions of GSO and Strategic Partners, the spin-off of the firm’s advisory business into PJT Partners, and the founding of Blackstone’s Tactical Opportunities, Core Private Equity, Infrastructure, Insurance Solutions and retail initiatives. In his new role, he will continue to sit on the firm’s investment committees, help develop new businesses, serve as a firm spokesman and manage strategic external relationships. He will also continue to sit on the firm’s Management Committee and Board of Directors.

Commenting on Tony James’ new position as Executive Vice Chairman, Mr. Schwarzman said: “Tony James has had a bigger impact on Blackstone than anyone in the firm’s history. Since he joined, he has been instrumental in evaluating fund investments and conceptualizing and implementing numerous growth initiatives, expanding AUM many times over, and delivering industry-leading investment performance. He has put in place the internal processes that are the bedrock of the institutionalization of our firm. He is indefatigable, and a superb leader with unimpeachable integrity. I could not be more pleased that Tony wants to stay fully engaged at Blackstone.”

REAL ESTATE APPOINTMENTS

As the new Global Co-Heads of Real Estate, Ken Caplan and Kathleen McCarthy have extensive experience with every aspect of the Real Estate business and have helped oversee its major functions. Jon Gray will remain Chairman of the Real Estate Investment Committee and will continue to spend considerable time working with Mr. Caplan and Ms. McCarthy to help ensure the group maintains its strong growth trajectory and investment track record.

Mr. Caplan currently serves as a Senior Managing Director and Global Chief Investment Officer of the Real Estate group. He is another senior leader who has spent nearly all his career at the firm, having joined Blackstone in 1997. During his 21 years at Blackstone, he has been involved in over $100 billion of real estate acquisitions globally. Mr. Caplan spent several years in Blackstone’s London office, serving as Head of Real Estate Europe.

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Ms. McCarthy currently serves as a Senior Managing Director and Global Chief Operating Officer of Blackstone Real Estate. She is responsible for the real estate business’s day-to-day operations with a particular focus on its investors, capital raising and business development efforts across new investment products. She has been in real estate her entire career, joining Blackstone in 2010 after a decade in real estate investments and mergers and acquisitions.

“Having worked closely with Ken and Kathleen for many years, I have tremendous confidence in their ability to continue the group’s strong track record,” said Jon Gray. “They are excellent investors and operators with remarkable judgment, capable of driving the group to new heights.”

Today, Blackstone oversees the largest global real estate investment business, having produced outstanding performance for a quarter century. Notable transactions and vehicles include: Equity Office, Hilton Worldwide, Logicor, GE Real Estate, India Office, Invitation Homes, Stuyvesant Town, as well as the creation of Blackstone Mortgage Trust (NYSE: BXMT), Blackstone Real Estate Income Trust (BREIT) and Blackstone Property Partners.

ABOUT BLACKSTONE

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $430 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

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